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                         SMS STUDENT LOAN TRUST 1997-A


                              OFFICERS' CERTIFICATE



         In accordance with Section 3(a) of the Administration Agreement, dated as of April 1, 1997, among SMS Student Loan Trust 1997-A, a Delaware trust (the "Issuer"), USA Group Secondary Market Services, Inc., a Delaware corporation, as administrator (the "Administrator"), and Bankers Trust Company, a New York banking corporation, not in its individual capacity but solely as Indenture Trustee (the "Indenture Trustee"), the undersigned, in their official capacities as Authorized Officers, on behalf of the Administrator, hereby certify that a review of the activities of the Administrator during the period from the closing date to September 30, 1997 and of its performance under the Administration Agreement has been made under our supervision, and to the best of our knowledge, based on such review, the Administrator has fulfilled all its obligations under the Administration Agreement throughout such period.

         Terms used herein and not specifically herein defined shall have the meaning ascribed to them in the Administration Agreement.

         In witness whereof, the undersigned, on behalf of the Administrator, have signed their names as of September 30, 1997.


USA GROUP SECONDARY MARKET SERVICES, INC.,
Administrator



By: /s/ Stephen W. Clinton, President
Stephen W. Clinton, President



By:/s/ Cheryl E. Watson
Cheryl E. Watson, Vice President



Prepared by Heidi Lange